Exhibit 10.11

Agreement

This Agreement is made as of February 8, 2010, by and between Hospira, Inc., a Delaware corporation (the “Company”), and                         ,                                                  (“Officer”).

In exchange for the grant of stock options and performance based share units under the Hospira 2004 Long-Term Stock Incentive Plan (“LTIP”) and for eligibility for a cash incentive bonus under the Hospira, Inc. Performance Incentive Plan (“PIP) for the 2010 fiscal year, the parties hereby agree as follows:

1.               Officer agrees to be bound fully by the terms of the Company’s Executive Compensation Recovery Policy (as it may be amended and in effect from time to time), a copy of the present form of which is attached hereto in respect of any grants or awards previously made or to be made in the future (including, without limitation, the aforementioned grants for the 2010 fiscal year) under the LTIP, the PIP or any respective predecessor or successor plan thereto.

2.               The laws of the State of Illinois, without regard to its conflict of law provisions, shall govern the interpretation and validity of the provisions of this Agreement and all questions relating to this Agreement.

3.               This Agreement shall be binding on the Officer and his heirs, successors and legal representatives, and on the Company and its successors.

4.               In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and other communications, whether oral or written, pertaining to the subject matter hereof; and this Agreement shall not be modified or amended except by written agreement of the Company and the Officer.

IN WITNESS WHEREOF, the Company and the Officer have executed this Agreement as of the day and year first above written.

Hospira, Inc.

By:
Its:

Executive Compensation Recovery Policy

In the event of a restatement of Hospira’s published financial results, the Committee will review the facts and circumstance that led to the restatement.  If the Committee determines that any bonus, equity-based award or other compensation was made to a current or former executive officer based on the original financial statements, the Committee may at its discretion, but in no case later than 60 months of such restatement, adjust such compensation negatively or positively.  The committee may seek to recover from such executive officer the part of any bonus, equity-based award or other compensation that was paid based upon the financial performance in the published financial statements that was subsequently restated.

In exercising its discretion, the Committee shall consider and weigh all factors that it deems appropriate and relevant, such as the degree to which the restatement was material as measured by the injury suffered by Hospira and its shareholders due to the restatement, the degree to which the restatement is due to misconduct or malfeasance and the degree to which the executive officer was involved in misconduct or malfeasance.  The decision of the Committee may be the same for all executive officers or may vary among the executive officers, but in any event shall be final and binding on all executive officers.

In the case of cash compensation, if the amount of the payment would have been lower than the amount actually awarded had the financial results been properly reported, the Committee may require repayment of all or any portion of a payment that was calculated based upon the achievement of the financial results that were subsequently restated.

In the case of equity-based compensation, if the amount realized by the executive officer (i.e., from the exercise of stock options or the granting of stock based upon the vesting of performance share units) would have been lower had the financial results been properly reported, the Committee may require payment of all or any portion of the gains realized by the executive officer that resulted from the financial results that were subsequently restated.  For stock options,  “gain realized” shall be the excess of the “fair market value” of the shares on the date of exercise, as determined by the Committee in its sole discretion,  over the exercise price, multiplied by the number of shares purchased.  For performance share units, “gain realized” shall be the “fair market value” of the shares on the date they are deemed vested, as determined by the Committee in its sole discretion, multiplied by the number of shares actually distributed to the executive officer, reduced by any taxes paid in countries other than the United States, to the extent that such taxes are not otherwise eligible for refund from the taxing authorities.

In the event that the executive officer does not repay any sums required by the Committee due to any restatement of the financial results, the Committee may pursue such legal remedies as may be appropriate to recoup any such sums that the individual fails to repay as required by the Committee under this Policy regardless of whether the affected individual is still employed by Hospira.  In addition to all other available remedies, the Committee may set off the amount owed by any such executive officer against any amount or award that would otherwise be granted by Hospira to the executive officer, reduce any future compensation or benefit to such executive officer or any combination thereof.

For purposes of this Policy, the term “executive officer” means any individual: designated by the Company as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934; or elected a corporate officer of Hospira by its Board of Directors, but not including assistant officers.  This Policy shall apply to all published financial statements, including those published prior to its adoption and shall apply to individuals who were executive officers during the periods covered by the published financial statement regardless of whether such individual is still employed by Hospira at such time as the published financial statements are restated or at such time as the Committee seeks to adjust any previously paid compensation under this Policy.